Exhibit 99.1

NRG Yield Operating LLC Announces

Pricing of $500.0 Million “Green Bond” Due 2024

PRINCETON, NJ; July 31, 2014 — NRG Yield Operating LLC (“Yield Operating”), an indirect subsidiary of NRG Yield, Inc. (NYSE: NYLD)(“NRG Yield”), has priced its previously announced offering of $500.0 million in aggregate principal amount of 5.375% senior notes due 2024 (the “Notes”). The Notes will be senior unsecured obligations of Yield Operating and will be guaranteed by NRG Yield LLC, Yield Operating’s parent company, and by each of Yield Operating’s wholly owned current and future subsidiaries that guarantees indebtedness under its credit agreement.

The Notes will mature on August 15, 2024, unless earlier repurchased in accordance with their terms. Interest on the Notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2015.  The offering of the Notes is expected to close on August 5, 2014, subject to customary conditions.

Yield Operating intends to use the proceeds of the offering to fund, in whole or in part, renewable energy projects (“Eligible Green Projects”). Specifically, Yield Operating intends to use the proceeds from the offering, together with cash on hand, including the net proceeds from the issuance of Class A common stock by NRG Yield, which proceeds were contributed to Yield Operating, to fund the aggregate $870 million cash purchase price of the previously announced acquisition of the Alta Wind Facility (the “Alta Acquisition”). However, this offering is not conditioned upon the completion of the Alta Acquisition and, to the extent the Alta Acquisition is not completed, Yield Operating expects that the net proceeds from this offering will be allocated by it to future acquisitions of Eligible Green Projects, which include the financing of, or investments in, equipment and systems that generate or facilitate the generation of energy from renewable sources, such as solar, wind and geothermal energy.

The Notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell, nor a solicitation for an offer to purchase the Notes.

About NRG Yield

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the U.S., including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than 1.5 million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. NRG Yield is traded on the New York Stock Exchange under the symbol NYLD.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “expect,” “estimate,” “should,” “anticipate,” “forecast,” “plan,” “guidance,” “believe” and similar terms. Such forward-looking statements include, but are not limited to, statements about the Company’s future revenues, income, indebtedness, capital structure, strategy, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG Yield, Inc. believes that the expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to successfully close the Alta Wind acquisition (including receipt of third-party consents and regulatory approvals), failure of NRG Energy, Inc. to ultimately offer assets to us that have been identified eligible for acquisition, our ability to consummate future acquisitions, our ability to enter into new contracts as existing contracts expire, and our ability to maintain and grow our quarterly dividends.

NRG Yield undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG Yield’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG Yield’s future results included in NRG Yield’s filings with the Securities and Exchange Commission at www.sec.gov.

Contacts:

Media:	Investors:

Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

Daniel Keyes
609.524.4527